Schedule 13G

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Optika Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

683973101 (CUSIP Number)

8-15-03

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 683973101

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Frontenac VI Limited Partnership 36-3888823

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 150,267 6 SHARED VOTING POWER 7 SOLE DISPOSITIVE POWER 150,267 8 SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 683973101

2	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Frontenac Company LLC 36-3467755

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 150,267[1] 6 SHARED VOTING POWER 7 SOLE DISPOSITIVE POWER 150,267[1] 8 SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
LLC

CUSIP No. 683973101

3	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Paul D. Carbery

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,267

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

4	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James E. Cowie

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

5	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James E. Crawford III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 5,816 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 5,816 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
156,083[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

6	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Rodney L. Goldstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

7	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Martin J. Koldyke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 4,477 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 4,477 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154,744[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

8	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Martin Laird Koldyke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

9	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Laura P. Pearl

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 683973101

10	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jeremy H. Silverman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 150,267[1] 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER

                                                         150,2671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
150,267[1]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

SCHEDULE 13G

Item 1.	Name of Issuer and Address.

	Issuer:	Optika, Inc.
7450 Campus Drive
Suite #200
Colorado Springs, CO 80920

Item 2.	Identity and Background.

(a)	Name:	Frontenac VI Limited Partnership
Frontenac Company LLC (general partner of Frontenac VI)
James E. Cowie (member of Frontenac Company)
Paul D. Carbery (member of Frontenac Company)
James E. Crawford, III (member of Frontenac Company)
Rodney L. Goldstein (member of Frontenac Company)
Martin J. Koldyke (founder of Frontenac Company)
M. Laird Koldyke (member of Frontenac Company)
Laura P. Pearl (member of Frontenac Company)
Jeremy H. Silverman (member of Frontenac Company)

(b)	Address:	135 S. LaSalle Street, Suite 3800
Chicago, IL 60603

Citizenship: See Item 4 of each of pages 2 to 11

(c)	Principal Business: Private Equity Investment Fund

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 683973101

Item 3.	N/A

Item 4.	Ownership

	(a)	Amount Beneficially Owned: See Item 9 of each of pages 2-11 for the beneficial ownership of each member of the group, and footnote 1 below.

	(b)	Percent of Class: See Item 11 of each of pages 2-11 for the percent of class beneficially owned by each member of the group, and footnote 1 below.

	(c)	Number of shares as to which such person has:

(i) sole power to vote or direct the vote: See Item 5 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

(ii) shared power to vote or direct the vote: See Item 6 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

(iii) sole power to dispose or to direct the disposition of: See Item 7 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

(iv) shared power to dispose or to direct the disposition of: See Item 8 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

Each of Frontenac Company, Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin Koldyke, Mr. M. Laird Koldyke, Ms. Pearl and Mr. Silverman expressly declares that the filing of this Schedule 13G shall not be construed as an admission that such entity or person is, for purposes of Section 13(d) or Section 13(g), the beneficial owner of the securities of Issuer identified in this Schedule 13G.

Item 5.	Ownership of 5% or Less

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6-10.	N/A

[1]	As of December 31, 2003, Frontenac VI Limited Partnership (“Frontenac VI”) is the beneficial and record holder of 150,267 common shares of the issuer. Frontenac Company LLC, as the general partner of Frontenac VI, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac VI. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Ms. Pearl and Mr. Silverman are members of Frontenac Company LLC, with the shared power to indirectly direct the voting of and the disposition of the common shares held by Frontenac VI.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2004

Frontenac VI Limited Partnership

By:	Frontenac Company LLC,
its general partner

By:	/s/ Karen C. Fanelli
Karen C. Fanelli, under power of attorney
for Frontenac Company LLC

Frontenac Company LLC

By:	/s/ Karen C. Fanelli
Karen C. Fanelli, under power of attorney
for Frontenac Company LLC

/s/ Karen C. Fanelli
Karen C. Fanelli, Under Power of Attorney for:
Paul D. Carbery
James E. Cowie
James E. Crawford, III
Rodney L. Goldstein
M. Laird Koldyke
Martin J. Koldyke
Laura P. Pearl
Jeremy H. Silverman

Note:

The Power of Attorney forms shown above are incorporated by reference to the Form 3 filings filed on behalf of Frontenac VI Limited Partnership and the reporting persons related to Eagle River Interactive, Inc. in March 1996.